As filed with the Securities and Exchange Commission on November 28, 2003
Registration No. 333-110491

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Roper Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0263969
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2160 Satellite Boulevard, Suite 200

Duluth, Georgia 30097
(770) 495-5100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Shanler D. Cronk

Vice President, General Counsel and Secretary
Roper Industries, Inc.
2160 Satellite Boulevard, Suite 200
Duluth, Georgia 30097
(770) 495-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Mary A. Bernard

Jeffrey M. Stein
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of	Amount to be	Proposed Maximum	Amount of
Securities to be Registered	Registered(2)	Aggregate Offering Price	Registration Fee(1)

Debt Securities, Common Stock (including the associated preferred stock purchase rights)(3), Stock Purchase Contracts and Equity Units	$450,000,000	$450,000,000(4)	$36,405

(1)	Previously paid.

(2)	Includes an indeterminate number of debt securities, shares of common stock, stock purchase contracts and equity units as may be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $450,000,000, plus such indeterminate number of shares of common stock as may be issued upon settlement of stock purchase contracts or equity units or upon conversion of debt securities. Includes, in the case of debt securities issued at an original issue discount, such greater principal amount as shall result in an aggregate public offering price not exceeding $450,000,000.

(3)	Each share common stock also includes one preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights. Accordingly, no additional registration fee is required.

(4)	In U.S. dollars or the equivalent thereof in one or more foreign currencies or composite currencies.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
ROPER INDUSTRIES, INC.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
EX-4.2 FORM OF INDENTURE
EX-5.1 OPINION OF KING & SPALDING LLP.
EX-25.1 STATEMENT OF ELIGIBILITY

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2003

PROSPECTUS

$450,000,000

Roper Industries, Inc.

[LOGO TO COME]

Debt Securities

Common Stock
Stock Purchase Contracts
Equity Units

          We may offer from time to time up to $450,000,000 of debt securities, common stock, stock purchase contracts and equity units. We will provide the specific terms of these securities as applicable in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

          Our common stock is listed on the New York Stock Exchange under the symbol “ROP.” Any common stock sold pursuant to this prospectus and an accompanying prospectus supplement will be listed on the New York Stock Exchange.

            Investing in our securities involves risks. See “Risk Factors” in the accompanying prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

About This Prospectus	i
Where You Can Find More Information	i
Roper Industries, Inc.	1
Special Note Regarding Forward-Looking Statements	3
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	5
Description of Debt Securities	6
Description of Common Stock	13
Description of Stock Purchase Contracts and Equity Units	16
Plan of Distribution	17
Legal Matters	18
Experts	18

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the following securities:

•	debt securities;

•	common stock;

•	stock purchase contracts; and

•	equity units,

in one or more offerings up to a total dollar amount of $450,000,000. This prospectus provides you with a general description of the securities we may sell. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the caption “Where You Can Find More Information.” We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or on our web site at http://www.roperind.com. You may read and copy any document we file with the SEC at its public reference facility located at 450 Fifth Street, N.W., Washington, D.C. 20549, or you can obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our SEC filings at the New York Stock Exchange, you should call (212) 656-5060.

      The SEC allows us to “incorporate by reference” into this prospectus information that we file with it, which means that we can disclose important information to you by referring you to our SEC filings. Information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents (or portions

i

thereof) listed below, which we have already filed with the SEC, as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K/A for the year ended October 31, 2002 filed on November 3, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended January 31, 2003, April 30, 2003, July 31, 2003 and September 30, 2003;

•	Transition Report on Form 10-QT for the transition period from November 1, 2002 to December 31, 2002, filed on September 26, 2003;

•	Current Reports on Form 8-K filed November 1, 2002, December 12, 2002 and November 14, 2003;

•	The information set forth under Item 8 of our Current Report on Form 8-K filed September 3, 2003 and under Item 5 of our Current Report on Form 8-K filed October 27, 2003; and

•	Registration Statement on Form 8-A registering our common stock under the Securities Exchange Act of 1934, filed on January 28, 1992.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

          Roper Industries, Inc.

          2160 Satellite Boulevard, Suite 200
          Duluth, Georgia 30097
          Tel: (770) 495-5100
          Attention: Investor Relations

      We have also filed a registration statement with the SEC relating to the securities described in this prospectus. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you.

      You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

ii

ROPER INDUSTRIES, INC.

      Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us,” and “Roper” refer to Roper Industries, Inc. and its consolidated subsidiaries.

General

      We design, manufacture and distribute specialty industrial controls, fluid handling and analytical instrumentation products worldwide, serving selected segments of a broad range of markets. The principal markets include oil and gas, scientific and industrial research, medical, semiconductor, refrigeration, automotive, water/wastewater, power generation and general industrial.

      We pursue consistent and sustainable growth in sales and earnings by emphasizing continuous improvement in the operating performance of our existing businesses, and by acquiring other carefully selected businesses, that offer to our customers high value-added, engineered industrial products and solutions and that are capable of achieving and maintaining high margins. This strategy continually emphasizes (i) increasing market share and market expansion, (ii) new product development, (iii) improving productivity and reducing costs and (iv) acquisition of similar new businesses.

      Our company competes in many narrowly defined niche markets. Our position in these markets is typically as the market leader or as a competitive alternate to the market leader. In those markets where we are a regional leader we seek to sustain growth through geographic expansion of our marketing efforts and the development of new products for associated markets.

      We were incorporated in Delaware in 1981. Our principal executive offices are located at 2160 Satellite Boulevard, Suite 200, Duluth, Georgia 30097 and our telephone number is (770) 495-5100.

Our Business Segments

      During the quarter ended January 31, 2003 we realigned our operations into four market-based segments. The four new segments are: Instrumentation, Industrial Technology, Energy Systems and Controls, and Scientific and Industrial Imaging.

      Instrumentation. Our Instrumentation segment provides sophisticated solutions that prepare material samples for analysis, test fluid products for physical and elemental properties, detect leaks in consumer and industrial products, and dispense fluids with extremely high precision. This segment serves primarily test, inspection and measurement applications in oil & gas, research and industrial markets. Primary brand centers include Acton Research, Antek, IDI, Logitech, PAC, Struers and Uson.

      Industrial Technology. This segment provides products and solutions for improving our customers’ productivity. Industrial Technology products include centrifugal, gear, processing cavity and diaphragm pumping solutions; refrigeration controls and systems; rotating machinery and process controls; and precision metering, measurement and valves for specialty applications. Primary brand centers include Abel Pump, AMOT Controls, Cornell Pump, Flow Technology, Fluid Metering, Hansen and Roper Pump, which provide solutions for diverse industrial, energy, commercial refrigeration and water/wastewater markets.

      Energy Systems and Controls. The Energy Systems and Controls segment provides control, monitoring and inspection systems service and solutions to improve quality, safety and efficiency for customer equipment and processes, primarily in energy markets with strong long-term growth potential. Relevant technologies include advanced vibration-monitoring components, turbo-machinery control systems and non-destructive testing solutions. Primary brand centers include Compressor Controls, Metrix and Zetec.

      Scientific and Industrial Imaging. Our Scientific and Industrial Imaging segment provides solutions that enable research in life and physical sciences. Our products include digital imaging cameras, spectrographic systems, electron microscope accessories, high-speed digital video equipment and image processing software. Our imaging brands include, among others, Gatan, Media Cybernetics, QImaging, Redlake and Roper Scientific.

Recent Developments

      On October 21, 2003, we entered into a stock purchase agreement pursuant to which we have agreed to acquire all of the outstanding capital stock of Neptune Technology Group Holdings Inc., or Neptune, from the selling shareholders named in the agreement for a cash purchase price of approximately $475 million, which is net of cash acquired, and includes debt assumed. Consummation of the acquisition is subject to customary closing conditions, including the receipt of regulatory approvals. The acquisition is expected to close in the first fiscal quarter of 2004.

      Neptune provides a complete solution of Automatic Meter Reading, or AMR, data collection and metering to the North American water industry. The vast majority of the North American water market remains available for AMR installation and upgrades. Neptune also has a significant and steadily growing residential water meter business. Complementing the meter and AMR business lines, DAP Technologies is a leading fully rugged handheld data collection/computer manufacturer serving utility and non-utility markets. DB Microwave provides automation software for meter reading and service order management.

      In connection with the Neptune acquisition, we have entered into a definitive commitment letter with Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Wachovia Bank, National Association and Wachovia Capital Investments, Inc. for a new $625 million senior secured credit facility consisting of five-year $450 million term loans and a three-year $175 million revolving credit facility. In addition, we plan to issue approximately $150 to $200 million of convertible subordinated notes and approximately $150 to $200 million of common stock to the public for cash in registered or private offerings, depending on prevailing market conditions. Merrill Lynch, JPMorgan and Wachovia have also agreed pursuant to the commitment letter to provide, subject to certain conditions, up to $300 million of acquisition bridge financing if necessary.

      Consummation of the new credit facility, and, if necessary, the bridge financing, are conditioned upon the completion of the acquisition and are subject to the negotiation and execution of definitive loan documentation and customary closing conditions. We expect that the other financings for the acquisition will be consummated in conjunction with the closing of the acquisition. The actual components of the financing plan and the terms of the financings are subject to certain conditions in the commitment letter and prevailing market conditions at the time of the closing and may, as a result, be different from that described above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate” and similar expressions identify forward-looking statements. These forward-looking statements include statements regarding our expected financial position, business, financing plans, business strategy, business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, potential acquisitions and the benefits of acquisitions, including with respect to the Neptune acquisition.

      Forward-looking statements are estimates and projections reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, timing and success of product upgrades and new product introductions, raw materials costs, expected pricing levels, the timing and cost of expected capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies relating to acquisitions, joint ventures and alliances. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

•	completion of the Neptune acquisition;

•	if completed, our ability to integrate Neptune into our operations;

•	our ability to finance the Neptune acquisition on satisfactory terms;

•	reductions in our business with Gazprom;

•	unfavorable changes in foreign exchange rates;

•	difficulties associated with exports;

•	risks and costs associated with our international sales and operations;

•	difficulty making acquisitions and successfully integrating acquired businesses;

•	increased product liability and insurance costs;

•	increased directors and officers liability and other insurance costs;

•	product liability and insurance risks;

•	increased warranty exposure;

•	future competition;

•	changes in the supply of, or price for, parts and components;

•	environmental compliance costs and liabilities;

•	risks and costs associated with asbestos-related litigation;

•	potential write-offs of our substantial intangible assets;

•	terrorist attacks; and

•	those factors listed the accompanying prospectus supplement under “Risk Factors,” if any, as well as those included in our SEC filings incorporated by reference in this prospectus.

      We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-

looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of any of the securities for general corporate purposes, including repaying debt, making capital investments and funding working capital requirements, or financing acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

      The table below shows the ratio of earnings to fixed charges for our company, which includes our subsidiaries, on a consolidated basis.

      For purposes of calculating the ratios,

(1) earnings include:

•	income (loss) from continuing operations before income taxes and change in accounting principle, plus

•	equity in the net income (losses) of less-than-50% owned entities.

(2) fixed charges include:

•	interest expense incurred;

•	amortization of capitalized debt issuance costs; and

•	the interest component of rent.

      The ratio of earnings to fixed charges is calculated as follows:

(Earnings) + (Fixed Charges)

(Fixed Charges)

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

						Nine
						Months
						Ended
	Year Ended October 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	6.8	8.4	5.7	5.7	5.4	5.0	5.3

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be issued under an Indenture between us and a trustee. The name of the trustee will be set forth in the applicable prospectus supplement. We have summarized selected provisions of the Indenture below. The summary is not complete. The form of the Indenture has been filed as an exhibit to the registration statement and you should read the Indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the Indenture. You can obtain copies of the Indenture by following the directions described under the caption “Where You Can Find More Information.”

General

      The Indenture does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the Indenture. The Indenture also does not limit our ability to incur other debt and does not contain financial or similar restrictive covenants.

      A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, which may be fixed or variable, per annum at which the debt securities will bear interest (including any contingent or similar interest), or the method of determining such rate or rates, if any;

•	the date or dates from which interest, if any, will accrue;

•	the dates on which interest will be payable and the related record dates;

•	the basis on which any interest will be calculated, if other than a 360-day year of twelve 30-day months;

•	whether payments of principal, premium or interest will be determined by any index, formula or other method and the manner of determining the amount of such payments;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable if other than the location specified in this prospectus;

•	any redemption dates, prices, rights (of holders or us), obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or analogous provisions;

•	the security, if any, which may secure any debt securities;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the portion of the principal amount of the debt securities payable upon the acceleration of the maturity of the debt securities if other than the principal amount;

•	the currency or currency unit in which principal, premium, if any, and interest will be paid if other than U.S. dollars;

•	whether we will issue the debt securities in permanent global form and the circumstances under which such permanent global debt security may be exchanged;

•	any subordination provisions that will apply to the debt securities;

•	any special tax, accounting or other special considerations, limitations or implications of the debt securities;

•	any deletions from, changes in, modifications of or additions to the definitions, modification and waiver provisions, the defeasance and covenant defeasance provisions, events of default, merger and consolidation provisions or the covenants specified in the Indenture, including additions of any restrictive covenants;

•	the terms of any conversion rights attaching to the debt securities; and

•	any other terms of the debt securities not specified in this prospectus, whether or not consistent with the terms of the Indenture (Section 3.01).

      Our debt securities may be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of our subsidiaries. This may affect your ability to receive payments on our debt securities.

      In addition, we may issue debt securities at a substantial discount below their stated principal amount. We refer to these securities as Original Issue Discount Securities, which means any security that provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity. We will describe the federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities in the applicable prospectus supplement.

      Unless the applicable prospectus supplement states otherwise, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof. Holders of debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration or transfer.

Payment; Transfer

      Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee. However, interest may be paid at our option by check mailed to the address of the holder entitled thereto as it appears on the security register. We will have the right to require a holder of any debt security, in connection with any payment on the debt security, to certify information to us or, in the absence of such certification, we may rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

Events Of Default

      Definition. Unless the applicable prospectus supplement states otherwise, an Event of Default with respect to debt securities of any series is defined as any one of the following events:

(a) failure to pay any interest on any debt security of that series when due and payable, continued for 30 days;

(b) failure to pay principal of or any premium on any debt security of that series when due;

(c) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(d) failure to perform any other covenant in the Indenture (other than a covenant included in such Indenture solely for the benefit of a series of debt securities other than that series), continued for 90 days after written notice as provided in the Indenture;

(e) the entry of a decree or order for relief in respect of our company by a court having jurisdiction in the premises in an involuntary case under federal or state bankruptcy laws and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(f) the commencement by us of a voluntary case under federal or state bankruptcy laws or the consent by us to the entry of a decree or order for relief in an involuntary case under any such law; and

(g) any other Event of Default provided with respect to debt securities of that series (Section 5.01).

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. Each series will have separate rights upon an event of default.

      Remedies. If an Event of Default with respect to debt securities of any series occurs and is continuing, then either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare by notice in writing to us the principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clauses (e) or (f) above with respect to debt securities of any series occurs and is continuing, then all of the debt securities of that series shall become immediately due and payable without any further act by us, any holder or the trustee. At any time after a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 5.02).

      In the event of a payment or covenant default with respect to debt securities, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce the payment of any amount due or the performance of such covenant or any other proper remedy (Section 5.03). Under certain circumstances, the trustee may withhold notice to the holders of the debt securities of a default (except in the payment of principal or interest) if the trustee in good faith determines that withholding notice is in the best interest of such holders, and the trustee shall withhold such notice for certain defaults for a period of 30 days (Section 6.02).

      Obligations of Trustee. The Indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable security or indemnity (Section 6.03). Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on such trustee, with respect to the debt securities of that series. However, the trustee may decline to act if the holders’ direction violates any law or the Indenture, would unduly prejudice the right of other holders or would involve such trustee in personal liability (Section 5.12).

      No holder of any debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee or for any remedy, unless:

•	the holder has previously given the trustee written notice of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee has not received an inconsistent direction from the holders of a majority in principal amount of the outstanding debt securities of that series during the 60 day period set forth below; and

•	the trustee has failed to institute the requested proceeding within 60 days (Section 5.07).

      However, the holder of any debt security will have an absolute right to receive payment of the principal of, premium, if any, and interest on such debt security on the due dates expressed in such debt security and to institute suit for the enforcement of any such payment (Section 5.08).

      Under the Indenture we must furnish to the trustee annually a statement regarding our performance of certain of our obligations under the Indenture and as to any default in such performance (Section 10.05).

Satisfaction And Discharge

      Unless the applicable prospectus supplement states otherwise, the Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture with respect to a particular series of debt securities, when the following conditions have been satisfied:

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•	we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the Indenture in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

Defeasance And Covenant Defeasance

      Unless the applicable prospectus supplement states otherwise, the Indenture provides that we may choose to deposit in trust with the trustee cash and/or government securities in an amount sufficient, without reinvestment, to pay all sums due on any series of debt securities. If we make this deposit, then, at our option, we:

(1) will be deemed to have satisfied and paid all of our obligations in respect of the debt securities of a particular series; or

(2) will not need to comply with certain restrictive covenants contained in the Indenture and the occurrence of a covenant default will no longer be an Event of Default with respect to such series of debt securities, which we refer to as covenant defeasance.

      Such a trust may only be established if, among other things,

•	no Event of Default exists or occurs as a result of such deposit; and

•	we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit.

      If we exercise our covenant defeasance option with respect to any series of debt securities and the maturity of that series is accelerated upon an Event of Default, the amount of cash and government securities on deposit with the trustee may not be sufficient to pay amounts due on such debt securities at the time of the acceleration. However, we will remain liable with respect to such payments (Article 13).

Modification And Waiver

      We and the trustee may modify and amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment. Unless the applicable prospectus supplement states otherwise, however, we may not, without the consent of the holder of each debt security affected:

•	change the maturity date of the principal of, or interest on, any debt security;

•	reduce the principal amount of, or any premium or rate of interest on, any debt security;

•	reduce the amount of principal of any debt securities, including an Original Issue Discount Security, payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, premium, if any, or interest on, any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders of any debt security;

•	in the case of senior debt securities, subordinate the securities to any other indebtedness;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series required to modify or amend either Indenture or to waive compliance with certain provisions of, or defaults under, the Indenture (Section 9.02).

      The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the Indenture (Section 10.06).

      The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture, except:

•	a default in the payment of principal of, premium, if any, or interest on, any debt security of that series; or

•	a default in respect of a covenant or provision which under such Indenture cannot be modified or amended without the consent of the holder of each debt security of the series affected (Section 5.13).

      Unless the applicable prospectus supplement states otherwise, the Indenture will also describe certain actions that we may take to amend or supplement the Indenture without the consent of holders of debt securities of any series.

Consolidation, Merger And Transfer Of Assets

      We may consolidate with or merge into, or transfer our assets substantially as an entirety to, any corporation organized under the laws of the U.S., any state thereof or the District of Columbia, provided that:

•	either we are the surviving corporation, or the successor corporation expressly assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

•	certain other conditions are met (Section 8.01).

Trustee

      The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series (Section 6.10). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee (Section 6.11).

      The Indenture and provisions of the Trust Indenture Act incorporated by reference in the Indenture contain limitations on the rights of the trustee under the Indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the Indenture is permitted to engage in other transactions. However, if the trustee under the Indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

      The trustee makes no representations or warranties as to the accuracy or the sufficiency of any of the information contained in the registration statement of which this prospectus is a part, except that which specifically relates to the trustee itself, or of any information incorporated herein by reference.

Book-Entry Securities

      The debt securities of a series may be issued in the form of one or more book-entry securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement (Section 3.01). In such a case, one or more book-entry securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of debt securities of the series to be represented by such book-entry security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a book-entry security may not be transferred except as a whole by the depositary for such book-entry security to a nominee of such depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of such successor (Section 3.05).

      The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a book-entry security, the depositary for such book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such book-entry security to the accounts of persons that have accounts with such depositary, or participants. Such accounts shall be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

      Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants for such book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the depositary’s book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

      So long as the depositary or its nominee is the registered owner of a book-entry security, such depositary or such nominee will be considered the sole owner or holder of the debt securities represented by such book-entry security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in debt securities represented by book-entry securities will not be entitled to have debt securities of the series represented by such book-entry security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

      Payments of principal of, premium, if any, and interest on debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing such debt securities. We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for such debt securities, as shown on the records of such depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in such book-entry security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name”, and will be the responsibility of such participants and indirect participants. Neither us, the trustee, any authenticating agent, any paying agent, nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section 3.11).

      If the depositary for debt securities of a series notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, we have agreed to appoint a successor depositary. If such a successor is not appointed by us within 90 days, we will issue debt securities of such series in definitive registered form in exchange for the book-entry security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine that the debt securities of any series issued in the form of one or more book-entry securities shall no longer be represented by such book-entry security or debt securities and, in such event, will issue debt securities of such series in definitive registered form in exchange for such book-entry security or securities representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default with respect to the debt securities of such series has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing debt securities of such series may receive debt securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of debt securities of the series represented by such book-entry security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (Section 3.05).

DESCRIPTION OF COMMON STOCK

      We have summarized certain terms and provisions of our common stock in this section. The summary is not complete. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock. We have filed our restated certificate of incorporation and our amended and restated bylaws as exhibits to the registration statement and you should read our restated certificate of incorporation and our amended and restated bylaws for information that may be important to you. You can obtain copies of our restated certificate of incorporation and amended and restated bylaws by following the directions described under the caption “Where You Can Find More Information.”

General

      Authorized and Issued Shares. Under our restated certificate of incorporation, we can issue an aggregate of 80,000,000 shares of common stock, par value $.01 per share. As of October 24, 2003 there were 31,664,208 shares of common stock issued outstanding.

      Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to holders of any outstanding preferred stock.

      Voting Rights. Each outstanding share of common stock will entitle the holder to five votes on each matter properly submitted to a vote of our stockholders; provided that any share of common stock which has been the subject of a change in beneficial ownership (as defined in our restated certificate of incorporation) during the four years preceding the record date for the stockholder vote in question, will only be entitled to one vote. The occurrence of a change in beneficial ownership will be determined in accordance with parameters set out in our restated certificate of incorporation, and with procedures that we may prescribe from time to time. Prior to a meeting of stockholders, we require that stockholders who believe they are entitled to exercise five votes on any shares of common stock held in “street name” provide us with written confirmation that they acquired those shares on or before the date four years prior to the record date for that meeting, and that no change of beneficial ownership has occurred since that date. In the absence of such a confirmation, the relevant shares will be entitled to one vote per share.

      Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive any remaining assets on a pro rata basis after we have provided for any liquidation preference for any outstanding shares of preferred stock. When we issue securities in the future, holders of common stock will not have preemptive rights to buy any portion of those issued securities.

      Listing. Our common stock is listed on the New York Stock Exchange under the symbol “ROP.” The transfer agent and registrar for the common stock is Wachovia Bank, N.A., Charlotte, North Carolina.

      Fully Paid. All of our outstanding shares of common stock are fully paid and nonassessable, which means that the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional monies for such shares. Any additional common stock that we may issue in the future pursuant to an offering under this prospectus will also be fully paid and nonassessable.

Anti-Takeover Provisions

      General. Certain provisions of our restated certificate of incorporation, amended and restated bylaws and applicable law may make it less likely that our management would be changed or someone would acquire our company without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow stockholders to receive a premium over the market price of their common stock.

      Time-Phased Voting. Each outstanding share of common stock will entitle the holder to five votes on each matter properly submitted to a vote of our stockholders; provided that any share of common stock which has been the subject of a change in beneficial ownership during the four years preceding the record date for the stockholder vote in question, will only be entitled to one vote. The occurrence of a change in beneficial ownership will be determined in accordance with parameters set out in our restated certificate of incorporation, and with procedures that we may prescribe from time to time. Prior to a meeting of stockholders, we customarily require that stockholders wishing to exercise five votes on any shares of common stock held in “street name” provide us with written confirmation that they acquired those shares on or before the date four years prior the record date for that meeting, and that no change of beneficial ownership has occurred since that date. In the absence of such a confirmation, the relevant shares will be entitled to one vote per share. These provisions may limit the voting power of the holders of newly acquired shares of common stock vis-à-vis existing holders, and may make it more difficult for a person attempting to take control of our company to acquire enough voting power to take control.

      Preferred Stock. Under our certificate of incorporation our board of directors can at any time, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

      We have a shareholder rights plan whereby one preferred stock purchase right (a “right”) accompanies each outstanding share of common stock. Such rights only become exercisable, or transferable apart from the common stock, ten business days after a person or group acquires various specified levels of beneficial ownership, with or without our board’s consent. Each right may be exercised to acquire one one-thousandth of a newly issued share of our series A preferred stock, at an exercise price of $170, subject to adjustment. Alternatively, upon the occurrence of certain specified events, the rights allow holders to purchase our common stock having a market value at such time of twice the right’s exercise price. We may redeem the rights at a redemption price of $0.01 per right at any time until the tenth business day following public announcement that a 20% position has been acquired or 10 business days after commencement of a tender or exchange offer. The rights expire on January 8, 2006.

      Proposal and Nomination Procedures. Stockholders can propose that business be considered at an annual meeting of stockholders, and, in addition to our board of directors, can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Section 8 of our amended and restated bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal, or of the nomination, to our corporate secretary at least 90 days before the first anniversary date of the annual meeting for the preceding year.

      Removal of Directors. Subject to the rights of the holders of any outstanding series of preferred stock, any director may be removed from office at any time, but only for cause, and only by an affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote for the election of directors.

      Amendment of Bylaws. Under our amended and restated bylaws, our board of directors can adopt, amend or repeal the bylaws by a majority vote, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to adopt, amend or repeal our bylaws at any meeting at which a quorum is present by a majority of two-thirds of the number of shares of stock present and entitled to vote. In each case the notice of such meeting of directors or stockholders, or waiver of notice thereof, must contain a statement of the substance of the proposed amendment.

      Business Combination Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the proposed business combination has owned 15% or more of the corporation’s voting stock.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by that prospectus supplement. If we issue any stock purchase contracts or equity units, we will file the form of stock purchase contract and equity unit as exhibits to the registration statement and you should read these documents for provisions that may be important to you. You can obtain copies of any form of stock purchase contract and equity unit by following the directions described under the caption “Where You Can Find More Information.”

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts will require holders to secure their obligations under the stock purchase contracts. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or refunded on some basis.

PLAN OF DISTRIBUTION

      We may sell any securities:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any such methods of sale.

      The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

      If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at or after the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      If we use dealers in the sale, we will sell securities to those dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit an offer of these securities.

      Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

      We may authorize underwriters, dealers or agents to solicit offers from certain institutions where the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

      The securities, other than any common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities (other than the common stock) on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to covert syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

      The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of our business.

LEGAL MATTERS

      The validity of any common stock, debt securities, stock purchase contracts and/or equity units will be passed upon for us by King & Spalding LLP.

EXPERTS

      The consolidated financial statements of Roper Industries, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A Amendment No. 2 for the year ended October 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Neptune Technology Group Holdings, Inc. for the three years ended December 31, 2002 incorporated in this prospectus by reference to the Current Report on Form 8-K filed November 14, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution*

SEC registration fee	$36,405
Printing expenses	150,000
Accounting fees and expenses	500,000
Legal fees and expenses	500,000
Blue sky fees and expenses	20,000
Miscellaneous	80,000

Total	$1,286,405

*	All expenses, other than the registration fee, are estimated.

Item 15.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Our bylaws contain provisions requiring the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary.

      Pursuant to Section 102(b)(7) of the DGCL, our restated certificate of incorporation contains provisions which eliminate the personal liability of our directors to us or to our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors other than such liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

      We have also agreed to indemnify each director and certain officers pursuant to indemnification agreements from and against any and all expenses, losses, claims, damages and liabilities incurred by such director for or as a result of actions taken or not taken while the director or officer was acting in his or her capacity as a director, officer, employee or agent. The form of these indemnification agreements is incorporated by reference as Exhibit 10.03 to our Annual Report on Form 10-K/A filed November 3, 2003. In addition, we maintain directors’ and officers’ liability insurance which insures against liabilities that our directors and officers may incur in those capacities.

Item 16.     Exhibits

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement.
2.1	Agreement and Plan of Merger by and among RPR Acquisition Subsidiary, Inc., Roper Industries, Inc. and Zetec, Inc., dated as of July 31, 2002.(a)
2.2	Share Sale and Purchase Agreement dated 9 July 2001 regarding Struers Holding A/S.(b)
2.3	Stock Purchase Agreement by and among Neptune Technology Group Holdings Inc., the shareholders of Neptune Technology Group Holdings, Inc., and Roper Industries, Inc., dated as of October 21, 2003.(c)
4.1	Rights Agreement between Roper Industries, Inc. and SunTrust Bank, Atlanta, Inc. as Rights Agent, dated as of January 8, 1996, including Certificate of Designation, Preferences and Rights of Series A Preferred Stock (Exhibit A), Form of Rights Certificate (Exhibit B) and Summary of Rights (Exhibit C).(d)
4.2	Form of Indenture for Debt Securities.
4.3	Form of Debt Securities (included in Exhibit 4.2).
5.1	Opinion of King & Spalding LLP.
12.1**	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1**	Consent of PricewaterhouseCoopers LLP.
23.2**	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of King & Spalding LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to the Roper Industries, Inc. Form S-3 filed November 14, 2003 (File No. 333-110491)).
25.1	Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 relating to the debt securities (unless we file an application of eligibility under Section 310 of the Trust Indenture Act in accordance with Section 305(b)(2) of the Securities Act).

*	To be filed by amendment or incorporated by reference in the registration statement.

**	Previously filed.

(a)	Incorporated herein by reference to Exhibit of same number to the Roper Industries, Inc. Annual Report on Form 10-K/A for the year ended October 31, 2002, filed November 3, 2003 (File No. 1-12273).

(b)	Incorporated herein by reference to Exhibits 99.1 to the Roper Industries, Inc. Current Report on Form 8-K filed December 13, 2001 (File No. 1-12273).

(c)	Incorporated by reference herein to Exhibit 2.1 to the Roper Industries, Inc. Current Report on Form 8-K filed November 14, 2003 (File No. 1-12273).

(d)	Incorporated herein by reference to Exhibit 4.02 to the Roper Industries, Inc. Current Report on Form 8-K filed January 18, 1996 (File No. 0-19818).

Item 17.     Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 28th day of November, 2003.

ROPER INDUSTRIES, INC.

By:	/s/ BRIAN D. JELLISON

Brian D. Jellison

Chairman of the Board, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BRIAN D. JELLISON Brian D. Jellison	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

/s/ MARTIN S. HEADLEY Martin S. Headley	Vice President and Chief Financial Officer (principal financial officer and accounting officer)

/s/ W. LAWRENCE BANKS W. Lawrence Banks	Director

/s/ DONALD G. CALDER Donald G. Calder	Director

/s/ DERRICK N. KEY Derrick N. Key	Director

/s/ JOHN F. FORT III John F. Fort III	Director

/s/ WILBUR J. PREZZANO Wilbur J. Prezzano	Director

/s/ GEORG GRAF SCHALL-RIAUCOUR Georg Graf Schall-Riaucour	Director

/s/ ERIBERTO R. SCOCIMARA Eriberto R. Scocimara	Director

Signature	Title	Date

/s/ CHRISTOPHER WRIGHT Christopher Wright	Director

/s/ DAVID W. DEVONSHIRE David W. Devonshire	Director

/s/ BRIAN D. JELLISON Brian D. Jellison Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
2.1		Agreement and Plan of Merger by and among RPR Acquisition Subsidiary, Inc., Roper Industries, Inc. and Zetec, Inc., dated as of July 31, 2002.(a)
2.2		Share Sale and Purchase Agreement dated 9 July 2001 regarding Struers Holding A/S.(b)
2.3		Stock Purchase Agreement by and among Neptune Technology Group Holdings Inc., the shareholders of Neptune Technology Group Holdings, Inc., and Roper Industries, Inc., dated as of October 21, 2003.(c)
4.1		Rights Agreement between Roper Industries, Inc. and SunTrust Bank, Atlanta, Inc. as Rights Agent, dated as of January 8, 1996, including Certificate of Designation, Preferences and Rights of Series A Preferred Stock (Exhibit A), Form of Rights Certificate (Exhibit B) and Summary of Rights (Exhibit C).(d)
4.2		Form of Indenture for Debt Securities.
4.3		Form of Debt Securities (included in Exhibit 4.2).
5.1		Opinion of King & Spalding LLP.
12	.1**	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23	.1**	Consent of PricewaterhouseCoopers LLP.
23	.2**	Consent of PricewaterhouseCoopers LLP.
23.3		Consent of King & Spalding LLP (included in Exhibit 5.1).
24.1		Power of Attorney (included on signature page to the Roper Industries, Inc. Form S-3 filed November 14, 2003 (File No. 333-110491)).
25.1		Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 relating to the debt securities (unless we file an application of eligibility under Section 310 of the Trust Indenture Act in accordance with Section 305(b)(2) of the Securities Act).

*	To be filed by amendment or incorporated by reference in the registration statement.

**	Previously filed.

(a)	Incorporated herein by reference to Exhibit of same number to the Roper Industries, Inc. Annual Report on Form 10-K/A for the year ended October 31, 2002, filed November 3, 2003 (File No. 1-12273).

(b)	Incorporated herein by reference to Exhibits 99.1 to the Roper Industries, Inc. Current Report on Form 8-K filed December 13, 2001 (File No. 1-12273).

(c)	Incorporated by reference herein to Exhibit 2.1 to the Roper Industries, Inc. Current Report on Form 8-K filed November 14, 2003 (File No. 1-12273).

(d)	Incorporated herein by reference to Exhibit 4.02 to the Roper Industries, Inc. Current Report on Form 8-K filed January 18, 1996 (File No. 0-19818).